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                                                                    Exhibit 99.1
For Further Information:
James C. Gale
Senior Vice President Finance and CFO
703/802-9259

FOR IMMEDIATE RELEASE
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                GENICOM CORPORATION SECURES NEW CREDIT FACILITY


Chantilly, VA. - - September 9, 1997 - - GENICOM Corporation (Nasdaq:GECM) today announced it has closed on a new $110 million revolving credit facility through a bank syndicate led by NationsBank, N.A. The new facility will be used to fund working capital requirements and to finance general corporate activities.

GENICOM said that it could potentially increase the size of the facility to $125 million by the end of October subject to commitments by new participants in the syndicate. The effective date of the new facility was September 6, 1997. Concurrent with the completion of the new facility, the Company announced the early repayment of $9 million of seller financing provided last year by Texas Instruments in conjunction with GENICOM's acquisition of their printer business.

Paul T. Winn, President and Chief Executive Officer said, "This new credit facility ensures that we have adequate and readily available capital to finance our growth strategy. It also demonstrates the high level of confidence our lenders have in GENICOM's strategic opportunities."

"While GENICOM continues to generate cash, our working capital requirements have expanded significantly as a result of two key acquisitions we have made in the past year to augment our printer business," said James C. Gale, Senior Vice President Finance and Chief Financial Officer.

In August 1997, the Company announced the acquisition of Digital Equipment Corporation's Printing Systems Business, which had annual revenues of approximately $100 million. In September 1996, the Company acquired the Texas Instruments' printer business, of which as estimated $90 million of revenue has been retained.

The statements contained in this release which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the Company's ability to secure new customers and maintain its current customer base, the risk of customer delays or cancellations in both on-going and new programs, the ability to integrate acquisitions, supplier disruptions, the transition to the new Louisville depot, the effect of economic conditions, the impact of competition and other risks detailed, from time to time, in the Company's Securities and Exchange Commission filings.

GENICOM Corporation is an international supplier of network integration, multivendor services and printer solutions. The Enterprising Service Solutions company (ESSC) provides integrated network solutions which include network integration, professional services, and help desk support, in addition to logo and multivendor on site and off site product repair and express parts. The Document Solutions company (DSC) designs and markets a wide range of computer printer technologies for general purpose applications. GENICOM, which reported $303.3 million in revenue in 1996, is headquartered within metropolitan Washington, D.C.





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